SETTLEMENT & RELEASE OF ALL CLAIMS AGREEMENT

This Settlement and Release of All Claims Agreement (“Agreement”) is entered into as of January 28, 2020, effective as of February 3, 2020 (the “Effective Date”), by and between Marijuana Company of America, Inc., a Utah corporation, on behalf of itself and its subsidiaries and other corporate affiliates, and each of its respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities, (“MCOA”), and Natural Plant Extract of California, a California corporation, (hereafter referred to as the “NPE”), on behalf of itself and its subsidiaries and other corporate affiliates, and each of its respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities. MCOA, and NPE may be referred to individually as a "Party" and are collectively referred to as the "Parties").

Recitals

WHEREAS, on April 15, 2019, MCOA and NPE entered into a material definitive agreement (Exhibit A). Pursuant to the material definite agreement, MCOA agreed to purchase a twenty percent (20%) equity interest in NPE in exchange for MCOA tendering a cash purchase price of two million dollars ($2,000,000). MCOA and NPE agreed to an installment payment plan as follows: (i) a deposit of $350,000 within 5 days of signing the material definitive agreement; (ii) a deposit of $250,000 payable within 30 days; (iii) a deposit of $400,000 within 60 days; (iv) a deposit of $500,000 within 75 days; and, a final deposit of $500,000 within 90 days. As additional consideration, MCOA agreed to issue to NPE one million dollars ($1,000,000) worth of Purchaser’s unregistered and restricted common stock, making the total purchase price three million dollars ($3,000,000.00);

WHEREAS, the Parties also agreed, with respect to MCOA’s issuance of one million dollars’ worth of MCOA common stock to NPE, to establish a reconciliation period beginning on April 15, 2019, and terminating on October 15, 2019, that provided, should the price per share of MCOA’s common stock fall below the April 15, 2019 valuation, or should MCOA commence a corporate action that results in a reduction in the aggregate value of shares issued to NPE as of April 15, 2019, MCOA shall issue to NPE an additional number of shares valued as of the closing price on the OTC Markets on October 15, 2019, to ensure that NPE maintains ownership of MOCA common stock equal to one million dollars (“True Up Shares”);

WHEREAS, MCOA paid to date $375,733 to NPE, and is currently in default of its cash payment obligations to NPE;

WHEREAS, MCOA issued to NPE to date, 1,173,709 shares of MCOA common stock, representing the value of one million dollars as of April 15, 2019, but as of December 29, 2013 having a value of $318,182.

WHEREAS, Subject to the terms and conditions of the material definitive agreement, and as of October 15, 2019, MCOA owes to NPE a total of 3,371,746 True Up Shares, none of which have been issued to date;

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WHEREAS, To date, the total value of cash and common stock, paid by MCOA to NPE under the material definitive agreement, is $693,915 representing 23.13% of MCOA’s total obligation owed to NPE, and equaling 4.63% of NPE’s equity based upon the Parties valuation for 20% that MCOA originally agreed to acquire;

WHEREAS, as a direct and proximate result of MCOA’s breach of contract, NPE alleges losses, costs, damages, and fees, and has intimated that it will assert legal claims against MCOA for relief under applicable law and the material definitive agreement;

WHEREAS, in order to avoid the expense and uncertainty of litigation, and in consideration of the terms and conditions in this Agreement, the Parties have agreed to settle and release all claims as provided herein which they might otherwise be entitled to assert against each other; and,

NOW, THEREFORE, in consideration of the promises and obligations set forth herein, the Parties agree as follows:

1.                Incorporation of Recitals. The Parties acknowledge that all of the representations and Exhibits set forth in the Recitals and noted elsewhere in this Agreement are incorporated herein by reference and made a material part of this Agreement with the same force and effect as if fully set out. The Parties agree to waive any rule of contract construction or legal presumption that would prohibit any court of competent jurisdiction from construing or enforcing this Agreement based upon the contents of the Recitals and Exhibits.

2.                No Admission of Liability. Nothing herein shall be construed to be an admission by MCOA of any wrongdoing or noncompliance with any federal, state, city, or local rule, ordinance, constitution, statute, regulation, contract, public policy, tort law, common law, or of any other kind or sort of unlawful conduct, liability, wrongdoing, or breach of any duty whatsoever. MCOA specifically disclaims and denies any wrongdoing or liability to NPE.

3.                Settlement Terms. In consideration for each Party’s execution, non-revocation of, and compliance with this Agreement, the Parties agree that:

(a)       MCOA’s 20% equity interest in NPE, as originally agreed to in the April 15, 2019 material definitive agreement (Exhibit A) shall be reduced to 5% as of the Effective Date.

(b) MCOA shall pay to NPE a total of $85,000 in cash as follows: (1) A payment of $35,000 concurrent with the execution of this Agreement; (2) A payment of $25,000 received by NPE no later than the 5th calendar day for each of the two months following execution of this Agreement;

(c) MCOA and NPE agree to retire the balance of MCOA’s original valuation obligation from the material definitive agreement, representing a shortfall of $56,085.15, in a convertible promissory note issued by MCOA, with terms allowing NPE to convert the note into common stock of MCOA at a 50% discount to the closing price of MCOA’s common stock as of the maturity date (Exhibit B).

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(d) The Parties agree to notify the city of Lynwood and State of California regarding the change in ownership concerning cannabis licensing. MCOA agrees to assume and pay for all fees related to reducing its ownership in the cannabis licenses with the State of California and City of Los Angeles, as well as all associated fees, costs and legal fees.

(e) MCOA shall transfer all related assets regarding VivaBuds and the joint venture to NPE as of the Effective Date, and MCOA shall not be responsible for any further VivaBuds operational expenses.

4.                General Mutual Release and Waiver of Claims by NPE in favor of MCOA. In exchange for the promises made by the Parties in this Agreement, NPE, on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates, and assigns, and its past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge the MCOA, individually and together with its respective predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys' fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which NPE has, or may have had, against MCOA, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from:

(a)       Any and all allegations by NPE that MCOA breached the material definitive agreement and/or the joint venture agreement concerning Viva Buds operations, including but not limited to any and all legal and equitable claims under contract, tort, regulatory claims, statutory claims, or common law claims, whether arising under any state or federal law.

(b)       Additional claims by NPE for any and all claims of monetary or equitable relief against MCOA, including, but not limited to, attorneys' fees and costs, punitive damages, liquidated damages, and penalties of any sort whatsoever;

(c)       This Agreement resolves any claim for relief that is, or could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs, and attorneys' fees related to or arising from the Recitals.

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5.                This is intended as a full and complete release and discharge of any or all claims NPE may or might have or had against MCOA regarding the subject matter hereof, and NPE does so in full settlement, release and discharge of any and all such claims, and intends to and does hereby release and discharge MCOA of and from any and all liability of any nature whatsoever for all damages, specifically including, but not limited to, all past, present and future rights to recover for sums of money for damages including, but not limited to: any and all compensatory damages-past, present and future, and any other category of damages NPE may have had the right to recover under applicable law, as well as for all consequences, effects and results thereto and resulting damages to NPE, whether the same or any circumstances pertaining thereto are now known or unknown to NPE or anyone else, expected or unexpected by NPE or anyone else, or have already appeared or developed or may now be latent or may in the future appear or develop or become known to NPE or anyone else, and all rights under Section 1542 of the Civil Code of the State of California are hereby expressly waived by NPE, who understands, and has had the opportunity to meet and confer with counsel of its choice, as to the effects of waiving Civil Code Section 1542, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

6.                No Outstanding or Known Claims/Causes of Action. Each Party affirms that it has not filed with any governmental agency or court any type of action or report against the other Party.

7.                Acknowledgment of Settlement. NPE acknowledge that (a) the consideration set forth in this Agreement, which includes, but is not limited to, the Settlement Terms, is in full settlement of all claims or losses of whatsoever kind or character that it has, or may ever have had, against the MCOA, including by reason of the Dispute and (b) by signing this Agreement, and accepting the consideration provided herein and the benefits of it, NPE is giving up forever any right to seek further monetary or other relief from the MCOA, as broadly described in above, for any acts or omissions up to and including the Effective Date, as set forth in the recitals.

8.                No Admission of Liability. The Parties acknowledge that the Settlement Terms were agreed upon as a good faith compromise and final settlement of disputed claims and is not, and may not be construed as, an admission of liability by MCOA and is not to be construed as an admission that MCOA engaged in any wrongful, tortious, or unlawful activity. MCOA specifically disclaims and denies (a) any liability to NPE and (b) engaging in any wrongful, tortious, or unlawful activity.

9.                Confidentiality. The Parties expressly understand and agree that this Agreement and its contents (including, but not limited to, the Settlement Terms, shall remain CONFIDENTIAL and shall not be disclosed to any third party whatsoever, except the Parties' counsel, accountants, financial advisors, tax professionals retained by them, any federal, state, or local governmental taxing or regulatory authority, and the Parties' management, officers, and Board of Directors and except as required by law or order of court. Any person identified in the preceding sentence to whom information concerning this Agreement is disclosed is bound by this confidentiality provision and the disclosing party shall be liable for any breaches of confidentiality by persons to whom he/she/it has disclosed information about this Agreement in accordance with this paragraph. Nothing contained in this paragraph shall prevent any Party from stating that the Parties have “amicably resolved all differences,” provided, however, that in so doing, the Parties shall not disclose the fact or amount of any payments made or to be made hereunder and shall not disclose any other terms of this Agreement or the settlement described herein. If any subpoena, order, or discovery request (the “Document Request”) is received by any of the Parties hereto calling for the production of the Agreement, such Party shall promptly notify the other Parties hereto prior to any disclosure of same. In such case, the subpoenaed Party shall: (a) make available as soon as practicable (and in any event prior to disclosure), for inspection and copying, a copy of the Agreement it intends to produce pursuant to the Document Request unless such disclosure is otherwise prohibited by law; and (b) to the extent possible, not produce anything in response to the Document Request for at least ten (10) business days following such notice. If necessary, the subpoenaed Party shall take appropriate actions to resist production, as permitted by law, so as to allow the Parties to try to reach agreement on what shall be produced.

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10.            Nothing herein shall be construed to prevent disclosure of Confidential Information by either Party as may be required by applicable law or regulation, including Sections 13 and 15d of the 1934 Securities and Exchange Act, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. To the extent that MCOA is required to disclose this Agreement, it will do so in compliance with its reporting obligations under the 1934 Securities and Exchange Act.

11.            Non-Disparagement. The Parties agree that, unless required to do so by legal process, both parties, including all officers and directors, will not make any disparaging statements or representations, either directly or indirectly, whether orally or in writing, by word or gesture, to any person whatsoever, about the other Party or the other Party's

(a)       affiliates, or any of its directors, officers, employees, attorneys, agents, or representatives; or,

(b)       The Parties respective business operations, services and reputation.

(c)       For purposes of this paragraph, a disparaging statement or representation is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character, or product quality of the person or entity to whom the communication relates.

12.            Agreement is Legally Binding. The Parties intend this Agreement to be legally binding upon and shall inure to the benefit of each of them and their respective successors and assigns. Moreover, the entities referred to in the first paragraph on page 1, but who may not be considered a Party, are third-party beneficiaries of this Agreement.

13.            Entire Agreement. The Recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement. This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter hereof. Furthermore, no modification of this Agreement shall be binding unless in writing and signed by each of the parties hereto.

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14.            New or Different Facts: No Effect. Except as provided herein, this Agreement shall be, and remain, in effect despite any alleged breach of this Agreement or the discovery or existence of any new or additional fact, or any fact different from that which either Party now knows or believes to be true. Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or constitute, a release of any Party's rights to enforce the terms of this Agreement.

15.            Interpretation. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement. The headings within this Agreement are purely for convenience and are not to be used as an aid in interpretation. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

16.            Choice of Law. This Agreement and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of California, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California.

17.            Choice of Forum. The state or federal courts of California located in San Diego shall be the exclusive forums for litigation concerning this Agreement. All parties to this Agreement consent to personal jurisdiction in such courts as well as service of process by notice sent by regular mail to MCOA: 1340 West Valley Parkway, Ste. 205, Escondido, CA 92024; NPE: 11116 Wright Rd., Lynwood, CA 90262, or by any means authorized by California law.

18.            Reliance on Own Counsel. In entering into this Agreement, the Parties acknowledge that they have relied upon the legal advice of their respective attorneys, who are the attorneys of their own choosing, that such terms are fully understood and voluntarily accepted by them, and that, other than the consideration set forth herein, no promises or representations of any kind have been made to them by the other Party. The Parties represent and acknowledge that in executing this Agreement they did not rely, and have not relied, upon any representation or statement, whether oral or written, made by the other Party or by that other Party's agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

19.            Knowing and Voluntary Acknowledgment. The Parties specifically agree and acknowledge that: (a) They have each read this Agreement in its entirety and understand all of its terms; (b) They have consulted with legal counsel as each deemed necessary; (c) They each knowingly, freely, and voluntarily assent to all of its terms and conditions including, without limitation, the waiver, release, and covenants contained herein; (d) They are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Parties are otherwise entitled; and that (e) Each is not waiving or releasing rights or claims that may arise after the execution of this Agreement.

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20.            Counterparts. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.            Authority to Execute Agreement. By signing below, each Party warrants and represents that the person signing this Agreement on its behalf has authority to bind that Party and that the Party's execution of this Agreement is not in violation of any by-law, covenants, and/or other restrictions placed upon them by their respective entities. All necessary corporate action by NPE and MCOA have occurred to authorize, enter into and be legally bound by this Agreement

22.            Successors and Assigns. This Agreement shall inure to the benefit of the respective Parties and each of their successors and assigns.

23.            Acknowledgment of Full Understanding. THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THEIR CHOICE BEFORE SIGNING THIS AGREEMENT. THE PARTIES FURTHER ACKNOWLEDGE THAT THEIR RESPECTIVE SIGNATURES BELOW ARE AN AGREEMENT TO RELEASE EACH OTHER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date February 3, 2020.

NATURAL PLANT EXTRACT OF CALIFORNIA (a California Corporation)	MARIJUANA COMPANY OF AMERICA, INC. (A Utah Corporation)
By: /s/ Alan Tsai Print Name: ALAN TSAI Title: Principal Executive Officer	By: /s/ Jesus Quintero Name: JESUS QUINTERO Title: PRINCIPAL EXECUTIVE & FINANCIAL OFFICER

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